Exhibit 1(d)

                   MERRILL LYNCH FUNDS FOR INSTITUTIONS SERIES

                          Establishment and Designation

                                       of

                   Merrill Lynch Insititional Tax-Exempt Fund

      The undersigned, being a majority of the Trustees of Merrill Lynch Funds For Institutions Series, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.9 of the Declaration of Trust dated May 7, 1987 (the "Declaration") of the Trust do hereby divide the shares of beneficial interest of the Trust, par value $.01 per share (the "Shares"), to create a separate Series, within the meaning of said Section 6.9, as follows:

      1. The Series is designated the "Merrill Lynch Institutional Tax-Exempt Fund" (referred to herein as the "Fund")

      2. Shares of the Fund shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

      3. The purchase price of Shares of the Fund, the method of determination of net asset value of the Fund, the price, terms and manner of redemption of Shares of the Fund, and the relative dividend rights of holders of Shares of the Fund shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information relating to shares of the Fund, as amended from time to time, under the Securities Act of 1933, as amended.



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      IN WITNESS  WHEREOF,  the  undersigned  have  signed  this  instrument  in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 14th day of February, 1994.


/s/ David Almy                          /s/ Bruce Brackenridge
------------------------------          ------------------------------
David Almy                              Bruce Brackenridge

/s/ Charles C. Cabot, Jr.               /s/ Robert W. Crook
------------------------------          ------------------------------
Charles C. Cabot, Jr.                   Robert W. Crook

/s/ Terry K Glenn                       /s/ Todd Goodwin
------------------------------          ------------------------------
Terry K Glenn                           Todd Goodwin

/s/ George W. Holbrook, Jr.
------------------------------
George W. Holbrook, Jr.


      The Declaration of Trust establishing Merrill Lynch Funds For Institutions Series, dated May 7, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Funds For Institutions Series" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Funds For Institutions Series shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.


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